EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of CSP Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 333-64493, 333-124030 and 333-124031) on Form S-8 of CSP Inc. of our report dated February 20, 2007, with respect to the consolidated balance sheets of CSP Inc. and subsidiaries as of September 30, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended September 30, 2006, which included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, which report appears in the September 30, 2006 annual report on Form 10-K of CSP Inc.

KPMG LLP

Boston, Massachusetts

February 20, 2007